Orion Energy Systems Names Mark Williamson to Board of Directors

Utility industry veteran brings valuable energy industry expertise to position

MANITOWOC, Wis. — April 30, 2009 — Orion Energy Systems, Inc. (Nasdaq: OESX) announced today that Mark Williamson has been appointed to the energy management company’s board of directors. Williamson joins Thomas Quadracci, James Kackley, Russell Flaum and Roland Stephenson as an independent, outside director on Orion’s seven member board.

Williamson, a partner of Putnam Roby Williamson Communications of Madison, Wis., specializes in energy utility matters, emphasizing infrastructure planning, permitting and construction.

Williamson has more than 30 years of executive-level utility experience and is nationally renowned for his record of success in accomplishing large-scale utility projects.

Prior to his partnership at Putnam Roby Williamson Communications, Williamson was vice president of major projects for American Transmission Company, served as executive vice president and chief strategic officer with Madison Gas and Electric Company, and was a trial attorney with the Madison firm Geisler and Kay S.C.

“Mark’s experience in the energy industry adds valuable expertise to the Board of Directors,” said Orion Energy Systems Chairman Thomas Quadracci. “Mark has proven himself as somebody who is both a creative thought leader and a practical ‘can do’ executive. Mark’s counsel will be indispensible as Orion works with utilities to achieve cost effective capacity gains through permanent, distributed, load reduction initiatives.”

Orion is a leading power technology enterprise that designs, manufactures and deploys energy management systems, consisting primarily of high-performance, energy-efficient lighting systems, controls and direct renewable products for the commercial and industrial sector.

Orion has deployed its energy management systems in 4,387 facilities across North America. Since 2001, Orion technology has displaced more than 423 megawatts, saving customers more than $514 million and reducing indirect carbon dioxide emissions by 4.3 million tons. Orion’s technology was recently recognized internationally with the Platts Global Energy Award for the single most innovative and sustainable green technology of 2008. For more information, visit www.oesx.com.

Media Contact
Linda Diedrich
Director Corporate Communications
(920) 482-1988
ljd@oes1.com

Investor Relations Contact
Erik Birkerts
Chief Operating Officer
(290) 482-1924
ebirkerts@oriones.com